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                                                                     EXHIBIT 15






TXU Electric Delivery Transition Bond Company LLC:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of TXU Electric Delivery Transition Bond Company LLC (formerly Oncor Electric Delivery Transition Bond Company LLC) (the "Company") as of June 30, 2004 and for the three-month and six-month periods ended June 30, 2004, as indicated in our report dated August 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement No. 333-91935 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


Dallas, Texas
August 13, 2004